EXHIBIT 99.1
AMERICAN PACIFIC — News Release
Contact: Dana M. Kelley – (702) 699-4163
E-mail: InvestorRelations@apfc.com
Website: www.apfc.com
AMERICAN PACIFIC REPORTS REVENUE INCREASE OF 30% AND
NET INCOME OF $5.0 MILLION FOR FISCAL 2007
LAS VEGAS, NEVADA, December 12, 2007 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal year ended September 30, 2007.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL HIGHLIGHTS
Quarter Ended September 30, 2007 Compared to Quarter Ended September 30, 2006
•	Revenues increased 44% to $61.7 million from $42.8 million.

•	Operating income increased to $9.6 million compared to $3.5 million, which included environmental remediation charges of $0.8 million.

•	Adjusted EBITDA improved to $14.9 million compared to $10.5 million.

•	Diluted earnings per share from continuing operations was $0.48 compared to $0.17.
Fiscal Year 2007 Compared to Fiscal Year 2006
•	Revenues increased 30% to $183.9 million from $141.9 million.

•	Operating income increased to $23.9 million compared to $3.1 million, which included environmental remediation charges of $3.6 million.

•	Adjusted EBITDA improved to $44.0 million compared to $28.3 million.

•	Diluted earnings per share from continuing operations was $0.67 compared to a diluted loss per share from continuing operations of ($0.41).
Fiscal year 2007 includes a charge of $0.24 per diluted share related to our refinancing activities in February 2007. The prior fiscal year includes an environmental remediation charge of $0.30 per diluted share.
We acquired AMPAC Fine Chemicals (“AFC”), our Fine Chemicals segment, effective November 30, 2005. Financial results for fiscal year 2007 include 12 months of operating results from AFC compared to 10 months from AFC during fiscal year 2006.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues – Revenues for our fourth quarter of fiscal year 2007 increased 44% to $61.7 million reflecting revenue growth from each of our operating segments. Fiscal year 2007 revenues increased 30% to $183.9 million from $141.9 million for fiscal year 2006. On a pro forma basis, assuming AFC had been acquired on October 1, 2005, fiscal year 2007 revenues increased 15% compared to pro forma consolidated revenues of $160.1 million for fiscal year 2006. The year over year pro forma revenue increase is driven primarily by performance from our Specialty Chemicals and Fine Chemicals segments.
See further discussion under our Segment Highlights.
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Cost of Revenues and Gross Margins – For our fiscal year 2007 fourth quarter, cost of revenues was $40.5 million compared to $26.8 million for the prior year quarter. The consolidated gross margin percentage was 34% compared to 37% in the prior year quarter. For fiscal year 2007, cost of revenues increased $23.2 million, or 24%, to $120.2 million from $97.0 million for the prior fiscal year. The gross margin percentage improved to 35% compared to 32% for the prior year.
One of the significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in product mix between our two largest segments. Our Specialty Chemicals segment typically has higher gross margins than our Fine Chemicals segment. Measured in terms of revenues, Specialty Chemicals accounted for 31% and 33% of our operations during fiscal years 2007 and 2006, respectively. Fine Chemicals has grown as a percentage of total revenues, comprising 57% and 52% of consolidated revenues in fiscal years 2007 and 2006, respectively.
In addition, the following factors affect our fiscal year 2007 consolidated gross margin comparisons:
•	Specialty Chemicals segment fiscal year 2007 gross margin percentage improved approximately four points compared to the prior fiscal year primarily because the higher volumes and average selling price per pound in fiscal year 2007 resulted in improved coverage of fixed manufacturing overhead costs.

•	Fine Chemicals segment fiscal year 2007 gross margin percentage improved approximately two points compared to the prior fiscal year because of a change in product mix and the effect of several continuous improvement projects.

•	Aerospace Equipment segment fiscal year 2007 gross margin percentage improved approximately five points compared to the prior fiscal year largely due to the current year activity including more standard production thruster work compared to the prior year periods which included a greater volume of development activities.
See further discussion under our Segment Highlights.
Operating Expenses – For our fiscal year 2007 fourth quarter, operating expenses decreased $0.1 million to $11.6 million from $11.7 million in the fourth quarter of fiscal year 2006. For fiscal year 2007, operating expenses increased $1.6 million to $39.8 million from $38.2 million in the prior fiscal year primarily due to:
•	A net increase in Fine Chemicals operating expenses of $1.2 million primarily because fiscal year 2007 included twelve months of operations compared to ten months of operations in the prior fiscal year.

•	A decrease of $3.5 million in amortization expense related to AFC intangible assets.

•	An increase of $2.0 million for incentive compensation for our Specialty Chemicals segment and corporate operations due to improved performance in fiscal year 2007.

•	An increase of $0.8 million due to external Sarbanes-Oxley compliance costs and related additional audit fees.

•	A decease of $0.6 million in corporate severance costs. In fiscal year 2006 we recorded a charge for $0.6 million related to a settlement with the Company’s former chief financial officer.
SEGMENT HIGHLIGHTS
Specialty Chemicals Segment
Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with perchlorates comprising 89% and 86% of Specialty Chemicals revenues in fiscal years 2007 and 2006, respectively.
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Quarter Ended September 30, 2007 Compared to Quarter Ended September 30, 2006
•	Revenues increased 44% to $20.4 million from $14.2 million.

•	Operating income was $6.4 million, or 31% of revenues compared to $5.8 million, or 41% of revenues.

•	Segment EBITDA was $7.7 million, or 38% of revenues, compared to $7.1 million, or 50% of revenues.
Fiscal Year 2007 Compared to Fiscal Year 2006
•	Revenues increased 23% to $57.1 million from $46.5 million.

•	Operating income was $18.2 million, or 32% of revenues compared to $14.8 million, or 32% of revenues.

•	Segment EBITDA was $23.4 million, or 41% of revenues, compared to $19.9 million, or 43% of revenues.
The fourth quarter variances in Specialty Chemicals revenues reflect the following factors:
•	An 86% increase in Grade I AP volume in the fiscal year 2007 fourth quarter, offset partially by a 15% decrease in the related average price per pound.

•	Sodium azide revenues decreased 60% in the fiscal year 2007 fourth quarter compared to the prior year quarter.

•	Halotron revenues increased 26% in the fiscal year 2007 fourth quarter compared to the prior year quarter.
The year over year variances in Specialty Chemicals revenues reflect the following factors:
•	A 31% increase in Grade I AP volume in fiscal year 2007 and a 2% increase in the related average price per pound.

•	Sodium azide revenues decreased 35% in fiscal year 2007 compared to the prior fiscal year.

•	Halotron revenues increased 11% in fiscal year 2007 compared to the prior fiscal year.
Grade I AP volume for the fiscal year 2007 fourth quarter is a typical example of the lumpy nature of Specialty Chemicals revenues, with 40% of fiscal year 2007 annual volume occurring in the fourth quarter. This compares to 28% of the fiscal year 2006 annual volume occurring in the fourth quarter of fiscal year 2006. The very high Grade I AP volume for the fourth quarter of fiscal year 2007 was driven largely by our support of the Minuteman program. Also, in support of our customers’ requirements, we produced and shipped some Grade I AP in the fiscal year 2007 fourth quarter that was originally scheduled for production and shipment in the first quarter of fiscal year 2008.
The increase in Grade I AP volume in fiscal year 2007 is generally distributed equally among the various sold rocket motor propulsion programs for which we supply AP. There are numerous variations of Grade I AP that we produce for our customers. The average price per pound of Grade I AP sold in fiscal year 2007 increased compared to fiscal year 2006 because a greater percentage of the volume related to specialized blends of Grade I AP which are sold at higher unit prices than others.
We expect Grade I AP demand in fiscal year 2008 to be consistent with fiscal year 2007. Over the longer term, we expect demand for Grade I AP to be within the ranges of fiscal years 2006 and 2007. In addition, Grade I AP revenues are typically derived from a relatively few large orders. As a result, quarterly revenue amounts can vary significantly depending on the timing of individual orders throughout the year. Average price per pound may continue to fluctuate somewhat in future periods, depending upon product mix and volume.
The decrease in sodium azide revenues in fiscal year 2007 is due to a reduction in volume from fiscal year 2006 of sodium azide used in a pharmaceutical application. Fiscal year 2006 demand for sodium azide in
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this application increased consistent with our customer’s production which ramped up to support stockpiling of the end product. We do not see an increase in demand for sodium azide in the foreseeable future.
Increases in Halotron revenues are driven by volume changes which have been and are expected to be relatively consistent year over year.
Specialty Chemicals operating income was 32% of Specialty Chemicals revenue for both fiscal years 2007 and 2006, reflecting:
•	An approximately four point increase in Specialty Chemicals gross margin percentage primarily because the higher volumes and average selling price per pound in fiscal year 2007 resulted in improved coverage of fixed manufacturing overhead costs.

•	An increase in operating expenses, primarily insurance and incentive compensation.
Fine Chemicals Segment
Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiary AMPAC Fine Chemicals (“AFC”).
Quarter Ended September 30, 2007 Compared to Quarter Ended September 30, 2006
•	Revenues were $33.7 million compared to revenues of $24.0 million.

•	Operating income was $6.0 million compared to $2.8 million.

•	Segment EBITDA was $9.5 million, or 28% of revenue, compared to Segment EBITDA of $7.4 million, or 31% of revenue.
Fiscal Year 2007 Compared to Fiscal Year 2006
•	Revenues were $104.4 million compared to revenues (a) of $74.0 million and pro forma (b) revenues of $92.3 million.

•	Operating income was $16.8 million compared to operating income(a) of $7.2 million.

•	Segment EBITDA was $30.4 million, or 29% of revenue, compared to Segment EBITDA(a) of $21.6 million, or 29% of revenue.
(a)	Revenues, operating profit and Segment EBITDA for the prior fiscal year reflect 10 months of AFC operations from November 30, 2005.

(b)	Pro forma revenues assume that AFC was acquired effective October 1, 2005.
The fiscal year 2007 fourth quarter revenue increase reflects revenue from a number of products with long production cycles which were in process during fiscal year 2007, but did not result in recognized revenues until the fourth quarter.
On a pro forma basis, assuming the AFC acquisition was effective October 1, 2005, Fine Chemicals segment revenues increased from pro forma revenues of $92.3 million in fiscal year 2006 to $104.4 million in fiscal year 2007, representing 13% organic growth. Overall, the pro forma Fine Chemicals segment revenue growth is driven primarily by additional volumes for our anti-viral products. As is typical with the segment, the overall net growth reflects increases during the year for several products and decreases for other products. This occurs as a function of our customers’ ordering cycles and our timing of the production cycle. Production cycles are determined based on customer delivery requirements and the most effective use of AFC’s facilities.
The improvement in operating income margins for the fiscal year 2007 fourth quarter reflects higher gross margin contribution due to the increase in revenues, and lower operating expenses primarily due to a reduction in amortization expense. The increase in operating income for fiscal year 2007 reflects:
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•	The fiscal year 2007 period including twelve months of AFC operations compared to ten months of operations in the prior year period.

•	An approximately two point improvement in the gross margin percentage due to a change in product mix and the effect of several continuous improvement projects.

•	A net increase in Fine Chemicals operating expenses of $1.2 million primarily because fiscal year 2007 includes twelve months of operations compared to ten months of operations in the prior year.

•	A decrease of $3.5 million in amortization expense related to AFC intangible assets.
Aerospace Equipment Segment
Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary AMPAC In-Space Propulsion (“ISP”).
Quarter Ended September 30, 2007 Compared to Quarter Ended September 30, 2006
•	Revenues increased 19% to $4.8 million from $4.0 million.

•	Operating income was $0.9 million compared to $38 thousand.
Fiscal Year 2007 Compared to Fiscal Year 2006
•	Revenues were $17.3 million compared to $17.4 million.

•	Operating income was $1.5 million compared to $0.8 million.
Aerospace Equipment revenues for fiscal year 2007 were consistent with the prior fiscal year. The fiscal year 2007 revenues reflect several months of lower volume related to the timing of orders from ISP’s largest customer. With respect to this customer, ISP completed production under a multi-year contract in May 2007. Production on the follow-on order began in August 2007. As a result, revenues in fiscal year 2007 were reduced by the lag time between the orders. Conversely, revenues for the fourth quarter of fiscal year 2007 increased compared to the prior year quarter reflecting production associated with the aforementioned order.
For fiscal year 2007, Aerospace Equipment segment gross margin percentage has improved approximately five points largely due to the fiscal year 2007 activity including more standard production thruster work compared to the prior fiscal year which included a greater volume of development activities. The higher gross margin contribution was offset somewhat by higher general and administrative costs, particularly bid and proposal costs. The bid and proposal costs were tied to efforts conducted for the NASA CLV program and to continue our push into propulsion systems. Our efforts bidding propulsion systems are anticipated not only to affect future commercial programs but also military programs one of which we are under contract for the first phase and under consideration with respect to the second phase.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Liquidity – As of September 30, 2007, we had cash balances of $21.4 million and no amounts drawn against our $20.0 million revolving credit line. In addition, we were in compliance with the various covenants contained in our credit facilities.
Operating Cash Flows – Cash flows from operating activities during the fiscal year 2007 improved by $14.6 million compared to the prior fiscal year. Operating activities provided cash of $24.1 million for the fiscal year 2007 compared to $9.5 million for the prior fiscal year.
Significant components of the change in cash flow from operating activities include:
•	An increase in cash provided by Adjusted EBITDA of $15.8 million.

•	An increase in cash used to fund working capital increases of $0.1 million, excluding the effects in interest and income taxes.
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•	An increase in cash taxes paid of $1.6 million.

•	An increase in cash used for interest payments of $1.4 million, including a payment of $0.6 million for the early payment of our second lien term loan in February 2007.

•	A reduction in cash used for environmental remediation of $4.6 million.

•	Other increases in cash used for operating activities of $2.7 million.
Cash used to fund working capital increases was consistent between fiscal year 2007 and fiscal year 2006. During fiscal years 2007, an increase in cash used to fund inventory increases of $4.2 million was offset by cash provided by decreases in accounts receivable balances. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
Payments of cash taxes increased primarily due to state income taxes in California and New York. We currently do not have federal taxable income due to the effects of accelerated depreciation methods.
Cash used for interest increased primarily due to the change in our debt structure discussed below. In fiscal year 2006, a significant portion of our debt included payment-in-kind or “PIK” interest which effectively increases outstanding principal amounts without making cash payments for interest. Conversely, in fiscal year 2007, our senior notes require cash interest payments semi-annually.
Cash used for environmental remediation decreased because during fiscal year 2006 we were in the construction phase of our remediation project in Henderson, Nevada, compared to the lower cash requirements of the operating and maintenance phase in fiscal year 2007.
Capital Expenditures – During fiscal year 2007, we spent $8.4 million in cash for capital expenditures. This amount of expenditures is lower than the prior fiscal year period because during the prior fiscal year we were actively involved in the construction of the new simulated moving bed (“SMB”) facility at AFC.
Financing Cash Flows – Financing cash flows for the fiscal year 2006 primarily reflect debt issued in connection with our AFC acquisition. Financing cash flows for the fiscal year 2007 relate primarily to the following refinancing transactions.
Senior Notes / Refinancing: In February 2007, we issued and sold $110.0 million aggregate principal amount of 9.0% Senior Notes due February 1, 2015 (the “Senior Notes”). The Senior Notes are guaranteed on a senior unsecured basis by all of our existing and future material U.S. subsidiaries. The indenture under which we issued the Senior Notes contains terms and conditions that include, but are not limited to:
•	Restrictions as to our ability to redeem the Senior Notes prior to their stated maturity.

•	Certain limits on our ability to incur additional debt, make restricted payments, create liens on assets or sell assets.

•	Customary events of default.
Net proceeds from the issuance of the Senior Notes were used to:
•	Repay all outstanding principal and interest on our first lien term loan and terminate the related commitment.

•	Repay all outstanding principal and interest, including a pre-payment penalty of approximately $0.4 million, on our second lien term loan and terminate the related commitment.

•	Fund an earnout payment of $6.0 million due to GenCorp Inc. related to our acquisition of AFC.

•	Fund a negotiated early retirement of a subordinated seller note and accrued interest due to GenCorp Inc. at a discount from the stated amount of the note.
As a result of our refinancing activities, we recorded a non-cash charge of $2.3 million to write-off the unamortized balance of debt issuance costs for our first and second lien term loans. This charge, combined with the cash pre-payment penalty of $0.6 million is reflected as a debt repayment charge. In
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addition, we incurred debt issuance costs of $4.8 million for our Senior Notes which were capitalized and will be amortized over the term of the Senior Notes.
Revolving Credit Facility: Concurrent with the issuance of the Senior Notes, we entered into an Amended and Restated Credit Agreement (the “Revolving Credit Facility”) which provides a secured revolving credit facility in an aggregate principal amount of up to $20.0 million with an initial maturing in 2012. The Revolving Credit Facility contains customary covenants, restrictions and events of default. Financial covenants include quarterly requirements for total leverage ratio of less than or equal to 5.25 to 1.00, and interest coverage ratio of at least 2.50 to 1.00.
OUTLOOK
Looking to fiscal year 2008, we believe we remain on-track with our growth expectations and performance for the Company. We expect consolidated revenue of at least $195.0 million. Increases in fiscal year 2008 revenues are expected to come from double-digit revenue growth rates from our Fine Chemicals and Aerospace Equipment segments. Consistent with our expectation that Specialty Chemicals will remain relatively stable over the coming years, Specialty Chemical segment revenues are expected to be flat or slightly down, in part, due to high volume levels that occurred in the 4th quarter of fiscal year 2007. Organic growth in our Fine Chemicals segment is driven by strong demand for products that use our core technologies. We continue to see a trend toward more outsourcing by the pharmaceutical industry and AFC’s pipeline of new products continues to grow. In addition, we have recently engaged the Chicago office of the investment banking firm Lincoln International to assist us in the targeting and evaluation of fine chemical acquisition opportunities. Our Aerospace Equipment segment should benefit from its bid and proposal efforts in fiscal year 2007. We are anticipating a government award of a multi-year contract to develop a low-cost, producible liquid divert and attitude propulsion system.
Our guidance for fiscal year 2008 net income is approximately $6.0 million, which would be a 20% increase over fiscal year 2007. Our fiscal year 2008 net income guidance includes; expected EBITDA of $40.0 million, reductions in interest, refinancing charges and depreciation and amortization expense, and increases in corporate costs primarily associated with retirement benefits, office rent and Sarbanes-Oxley compliance. We are anticipating our capital expenditures for fiscal year 2008 to be approximately $17.0 million.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering our fiscal year 2007 financial results. The investor teleconference will be held Wednesday December 12, 2007 at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing (973) 582-2852 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference conference ID# 26598610. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Financial’s First Call Events. A link to the webcast and the earnings release is available at our website at www.apfc.com, and will be available for replay until our next quarterly investor teleconference.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
The financial results included in this earnings release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements concerning or relating to our future financial results and guidance, all statements regarding our beliefs about future demand for Grade I AP, our Fine Chemicals segment order and operations levels, our working capital changes and future variations, factors that will affect our cost of revenues and gross margins, and all statements in the “Outlook” section of this earnings release. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by the Company that
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any of its plans will be achieved. Actual results may differ materially from those set forth in the release due to risks and uncertainties inherent in the Company’s business. Factors that might cause such differences include, but are not limited to, the risk of any reduction or changes in NASA or U.S. government military spending, the loss of any one of our limited number of customers, the failure of continued appropriations by Congress for our customers’ existing or future U.S. government contracts, cost over-runs on our fixed price contracts, termination of U.S. government contracts at the convenience of the U.S. Government, failure to comply with our customer’s specification and manufacturing instructions or timing and delivery requirements, schedule delays in our manufacturing processes, complex procurement regulations, environmental concerns, our substantial amount of debt, the restrictive debt covenants and the cost of servicing such debt, the ability to secure and maintain adequate liquidity to manage our operations, the hazardous nature of our product, the disruption of the supply of key raw materials, our inability to adapt to rapid technological changes and the other risks and uncertainties detailed in our filings with the Securities and Exchange Commission. Readers of this earnings release are referred to our Annual Report on Form 10-K for the year ended September 30, 2006 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007, March 31, 2007 and December 31, 2006 for further discussion of these and other factors that could affect future results. The forward-looking statements contained in this earnings release are made as of the date hereof and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements. In addition, the operating results and cash flows for the three-months and year ended September 30, 2007 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific is a leading manufacturer of specialty and fine chemicals within its focused markets, as well as propulsion products sold to defense, aerospace and pharmaceutical end markets. Our products provide access to, and movement in, space via solid fuel and propulsion thrusters and represent the registered or active pharmaceutical ingredient in drug applications such as HIV, epilepsy and cancer. We also produce specialty chemicals utilized in various applications such as fire extinguishing systems, as well as manufacture water treatment equipment. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about American Pacific can be obtained by visiting the Company’s web site at www.apfc.com.
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AMERICAN PACIFIC CORPORATION
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues	$61,728	$42,802	$183,928	$141,904
Cost of Revenues	40,514	26,755	120,230	97,043

Gross Profit	21,214	16,047	63,698	44,861
Operating Expenses	11,577	11,734	39,841	38,202
Environmental Remediation Charges	—	800	—	3,600

Operating Income	9,637	3,513	23,857	3,059
Interest and Other Income, Net	279	91	644	1,069
Interest Expense	2,827	4,026	11,996	11,431
Debt Repayment Charges	202	—	2,916	—

Income (Loss) from Continuing Operations before Income Tax	6,887	(422)	9,589	(7,303)
Income Tax Expense (Benefit)	3,266	(1,676)	4,605	(4,300)

Income (Loss) from Continuing Operations	3,621	1,254	4,984	(3,003)
Loss from Discontinued Operations, Net of Tax	—	(452)	—	(891)

Net Income (Loss)	$3,621	$802	$4,984	$(3,894)

Basic Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.49	$0.17	$0.68	$(0.41)
Discontinued Operations, Net of Tax	—	(0.06)	—	(0.12)

Net Income (Loss)	$0.49	$0.11	$0.68	$(0.53)

Diluted Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.48	$0.17	$0.67	$(0.41)
Discontinued Operations, Net of Tax	—	(0.06)	—	(0.12)

Net Income (Loss)	$0.48	$0.11	$0.67	$(0.53)

Weighted Average Shares Outstanding:
Basic	7,423,000	7,322,000	7,365,000	7,305,000
Diluted	7,565,000	7,360,000	7,471,000	7,305,000
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AMERICAN PACIFIC CORPORATION
Consolidated Balance Sheets
(Unaudited, Dollars in Thousands)

	September 30,
	2007	2006

ASSETS
Current Assets:
Cash and Cash Equivalents	$21,426	$6,872
Accounts Receivable, Net	25,236	19,474
Notes Receivable	—	7,510
Inventories, Net	47,023	39,755
Prepaid Expenses and Other Assets	2,258	1,845
Deferred Income Taxes	2,101	1,887

Total Current Assets	98,044	77,343
Property, Plant and Equipment, Net	116,965	119,746
Intangible Assets, Net	5,767	14,237
Deferred Income Taxes	19,385	21,701
Other Assets	9,246	6,428

TOTAL ASSETS	$249,407	$239,455

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$10,867	$11,158
Accrued Liabilities	9,515	11,257
Employee Related Liabilities	7,222	4,600
Environmental Remediation Reserves	726	1,631
Deferred Revenues and Customer Deposits	7,755	5,683
Current Portion of Debt	252	9,593

Total Current Liabilities	36,337	43,922
Long-Term Debt	110,373	97,771
Environmental Remediation Reserves	14,697	15,880
Pension Obligations and Other Long-Term Liabilities	12,311	9,998

Total Liabilities	173,718	167,571

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — No par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 9,463,541 and 9,359,041 issued	946	933
Capital in Excess of Par Value	87,513	86,724
Retained Earnings	7,296	2,312
Treasury Stock - 2,034,870 shares	(16,982)	(16,982)
Accumulated Other Comprehensive Loss	(3,084)	(1,103)

Total Shareholders’ Equity	75,689	71,884

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$249,407	$239,455

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AMERICAN PACIFIC CORPORATION
Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Year Ended
	September 30,
	2007	2006

Cash Flows from Operating Activities:
Net Income (Loss)	$4,984	$(3,894)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and amortization	19,461	20,181
Non-cash interest expense	2,142	3,967
Share-based compensation	75	359
Deferred income taxes	2,102	(3,442)
Non-cash component of debt repayment charges	2,309	—
Excess tax benefit from stock option exercises	(32)	(21)
Loss (Gain) on sale of assets	22	(610)
Changes in operating assets and liabilities:
Accounts receivable, net	(5,712)	(1,135)
Inventories, net	(7,622)	(11,821)
Prepaid expenses	(292)	(1,110)
Accounts payable and accrued liabilities	7,055	6,860
Deferred revenues and customer deposits	2,072	975
Environmental remediation reserves	(2,088)	(3,076)
Pension obligations, net	1,677	650
Discontinued operations, net	—	1,287
Other	(2,015)	299

Net Cash Provided by Operating Activities	24,138	9,469

Cash Flows from Investing Activities:
Acquisition of business and earnout adjustment	(6,000)	(108,011)
Capital expenditures	(8,421)	(15,018)
Proceeds from sale of assets	—	2,395
Discontinued operations, net	7,510	(411)

Net Cash Used by Investing Activities	(6,911)	(121,045)

Cash Flows from Financing Activities:
Proceeds from the issuance of long-term debt	110,000	85,000
Payments of long-term debt	(108,586)	(678)
Debt issuance costs	(4,814)	(3,119)
Issuances of common stock	695	158
Excess tax benefit from stock option exercises	32	21
Discontinued operations, net	—	(147)

Net Cash Provided (Used) by Financing Activities	(2,673)	81,235

Net Change in Cash and Cash Equivalents	14,554	(30,341)
Cash and Cash Equivalents, Beginning of Year	6,872	37,213

Cash and Cash Equivalents, End of Year	$21,426	$6,872

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AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2007	2006	2007	2006

Operating Segment Data:

Revenues:
Specialty Chemicals	$20,386	$14,168	$57,088	$46,450
Fine Chemicals	33,748	24,034	104,441	74,026
Aerospace Equipment	4,788	4,028	17,348	17,394
Other Businesses	2,806	572	5,051	4,034

Total Revenues	$61,728	$42,802	$183,928	$141,904

Segment Operating Income:
Specialty Chemicals	$6,377	$5,821	$18,223	$14,755
Fine Chemicals	5,995	2,810	16,790	7,245
Aerospace Equipment	851	38	1,458	802
Other Businesses	646	49	1,210	264

Total Segment Operating Income	13,869	8,718	37,681	23,066
Corporate Expenses	(4,232)	(4,405)	(13,824)	(16,407)
Environmental Remediation Charges	—	(800)	—	(3,600)

Operating Income	$9,637	$3,513	$23,857	$3,059

Depreciation and Amortization:
Specialty Chemicals	$1,301	1,300	$5,159	5,149
Fine Chemicals	3,491	4,545	13,637	14,379
Aerospace Equipment	38	39	142	93
Other Businesses	3	2	12	11
Corporate	126	129	511	549

Total Depreciation and Amortization	$4,959	$6,015	$19,461	$20,181

Segment EBITDA (a):
Specialty Chemicals	$7,678	$7,121	$23,382	$19,904
Fine Chemicals	9,486	7,355	30,427	21,624
Aerospace Equipment	889	77	1,600	895
Other Businesses	649	51	1,222	275

Total Segment EBITDA	18,702	14,604	56,631	42,698
Less: Corporate Expenses, Excluding Depreciation	(4,106)	(4,276)	(13,313)	(15,858)
Plus: Share-based Compensation	8	72	75	359
Plus: Interest Income	279	91	644	1,069

Adjusted EBITDA (b)	$14,883	$10,491	$44,037	$28,268

Reconciliation of Net Income (Loss) to Adjusted EBITDA (b):

Net Income (Loss)	$3,621	$802	$4,984	$(3,894)
Add Back:
Loss from Discontinued Operations	—	452	—	891
Income Tax Provision (Benefit)	3,266	(1,676)	4,605	(4,300)
Interest Expense	2,827	4,026	11,996	11,431
Debt Repayment Charges	202	—	2,916	—
Depreciation and Amortization	4,959	6,015	19,461	20,181
Environmental Remediation Charges	—	800	—	3,600
Share-based Compensation	8	72	75	359

Adjusted EBITDA	$14,883	$10,491	$44,037	$28,268

(a)	Segment EBITDA is defined as segment operating income plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as net income (loss) before loss from discontinued operations, income taxes, interest expense, debt repayment charges, depreciation and amortization, environmental remediation charges, and share-based compensation.
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industry. In addition, EBITDA measures are significant measurements for covenant compliance under our credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
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Page 12 of Exhibit 99.1